Exhibit 5.1

(269) 337-7700
Fax: (269) 337-7701

December 15, 2016

Sunshine Heart, Inc.

12988 Valley View Road

Eden Prairie, Minnesota  55344

Re:          Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Sunshine Heart, Inc., a Delaware corporation (the “Company”), in connection with preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-1 (such registration statement as amended or supplemented from time to time, the “Registration Statement”), in connection with the registration under the Securities Act of an aggregate of 25,294,117 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), of which (i) 4,117,647 shares are issuable upon conversion of 700 shares of Series D Convertible Preferred Stock of the Company (the “Preferred Stock”) and (ii) 21,176,670 shares are issuable upon the exercise of common stock purchase warrants (the “Warrants”).  The Preferred Stock and the Warrants were issued pursuant to that certain Securities Purchase Agreement dated October 30, 2016 (the “Securities Purchase Agreement”), by and among the Company, Sabby Healthcare Master Fund Ltd. and Sabby Volatility Warrant Fund Ltd.

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not independently sought to verify such matters. In addition, in rendering this opinion, we have assumed that the Preferred Stock will be converted and the Warrants will be exercised in the manner and on the terms identified or referred to in the Registration Statement, including all supplements and amendments thereto.

Our opinions are limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the federal law of the United States, New York law applicable to contracts and Delaware corporate law.

350 East Michigan Avenue • Suite 300 • Kalamazoo, Michigan 49007-3800

Detroit • Ann Arbor • Bloomfield Hills • Chicago • Kalamazoo • Lansing

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the 25,294,117 shares of Common Stock have been duly authorized by the Company and upon conversion of the Preferred Stock in accordance with its terms or exercise of the Warrants in accordance with their terms, as applicable, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Honigman Miller Schwartz and Cohn LLP

HONIGMAN MILLER SCHWARTZ AND COHN LLP